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                                                                  Exhibit  21.01

                             List of Subsidiaries
                             --------------------

 .  AllAdvantage.com Limited, an English company.

 .  AllAdvantage.com International Inc., a Delaware corporation.


 .  AllAdvantage.com France S.A.R.L., a French company.

 .  AllAdvantage.com Germany GmbH, a German company.

 .  AllAdvantage.com Australia Pty. Ltd., an Australian company.

 .  AllAdvantage.com New Zealand Limited, a New Zealand company.

 .  AllAdvantage.com Denmark Aps, a Danish company.

 .  AllAdvantage.com Italy s.r.l., an Italian company.

 .  AllAdvantage.com Japan, Ltd., a Japanese company.

 .  AllAdvantage.com Canada Inc., a Canadian corporation.